Exhibit 99.1

NEWS RELEASE

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina Betlejewski (Media)
704-752-4454
E-mail: spx@spx.com

SPX TO SELL KENDRO BUSINESS TO THERMO ELECTRON

CHARLOTTE, NC – January 19, 2005 – SPX Corporation (NYSE: SPW) today announced that it has signed a definitive agreement to sell its Kendro laboratory and life sciences products business to Thermo Electron Corporation (NYSE: TMO) for $833.5 million in cash, subject to post-closing adjustment.  The sale is subject to customary closing conditions, including receipt of regulatory approvals.  SPX expects after-tax net proceeds from the transaction to be approximately $675 million and intends to use the net proceeds to pay down debt and buy back equity.

Christopher J. Kearney, President and Chief Executive Officer of SPX, said, “In 1998 when we acquired the lab and life science business as part of the acquisition of General Signal it was a $75 million business known as Revco.  Over the past six years we have invested in technology and expanded Kendro into a global laboratory and life sciences product and service provider with 2004 revenues of approximately $365 million.  Kendro has generated substantial profitability and cash flow for SPX and we believe this sale will unlock additional value for SPX shareholders.”

Kendro designs and manufactures a wide range of laboratory application products for sample preparation, processing and storage – including incubators, freezers, refrigerators, centrifuges and heat treat ovens.  Kendro also provides validation services, repository services and field repair support to its customers.  Kendro serves the pharmaceutical, biotechnology, clinical, diagnostic and blood processing sectors worldwide, and supplies much of the equipment needed by academic, commercial and government laboratories.

Goldman, Sachs & Co. and Fried, Frank, Harris, Shriver & Jacobson LLP served as financial and legal advisors, respectively, to SPX on the sale of Kendro.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions.  The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

SPX Corporation shareholders are strongly advised to read the proxy statement relating to SPX Corporation’s 2005 annual meeting of shareholders when it becomes available, as it will contain important information.  Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and any other documents filed by SPX Corporation with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.  In addition, SPX Corporation will mail the proxy statement to each shareholder of record on the record date to be established for the shareholders’ meeting.  Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at SPX Corporation’s Internet website at www.spx.com or by writing to Investor Relations, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277, telephone (704) 752-4400.

SPX Corporation, its executive officers and directors may be deemed to be participants in the solicitation of proxies for SPX Corporation’s 2005 annual meeting of shareholders. Information regarding these participants is contained in a filing under Rule 14a-12 filed by SPX Corporation with the Securities and Exchange Commission on January 13, 2005.

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